CONTACT:  David P. Williams

                      (513) 762-6901

Chemed Corporation Announces Virtual 2020 Annual Stockholder Meeting

CINCINNATI, April 22, 2020--Chemed Corporation (NYSE:CHE) announced today that the Company will hold its 2020 Annual Meeting of Stockholders in a virtual-only format due to public health concerns relating to the coronavirus (COVID-19) and to protect the health and well-being of its stockholders, employees, directors, and the public. As previously announced, the 2020 Annual Meeting will be held on May 18, 2020, at 11:00 a.m. Eastern Time.

Stockholders will not be able to attend the 2020 Annual Meeting in person at a physical location.  However, the virtual Annual Meeting will provide stockholders of record as of the close of business on March 26, 2020, the ability to participate, vote their shares and ask questions during the meeting via audio webcast.

To be admitted to the virtual Annual Meeting, stockholders will visit https://web.lumiagm.com/229765015, and enter the control number listed on their proxy card, along with the Meeting Code: CHE2020 (case sensitive) in order to be admitted to the meeting and vote no earlier than 30 minutes prior to the scheduled start of the meeting.  Those holding their stock through an intermediary, such as a bank, broker, or nominee who want to attend and submit questions at the virtual annual meeting, should request a control number from their intermediary in advance of the meeting.  For those holding their stock through an intermediary, in order to vote during the meeting, you also must obtain in advance a “legal proxy” from your bank, broker, or nominee.

All stockholders, whether or not planning to attend the Annual Meeting, are encouraged to vote promptly in advance of the meeting by using one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the previously distributed proxy materials will not be reissued and may continue to be used to vote shares in connection with the Annual Meeting.

Online registration will begin 30 minutes before the Annual meeting.  Help and technical support for accessing and participating in the virtual meeting will be available by calling 1-800-468-9716.  Additional information has been filed with the Securities and Exchange Commission concerning the meeting.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.